Deutsche Real Assets Fund

N-Sar April 1, 2017 - March 31, 2018




Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
MGM Growth Properties LLC	55303A105
	9/7/2017		$30.60	$351,900,000
	$641,039	0.29%		BAML, BCLY,
DB, JPM, MS	BANK OF AMERICA NA
VIVI Porperties Inc.	925652109	2/1/2018
	$20.00	$1,210,000,000	$3,201,820	0.72%
	MS, GS, BARC, CITI, DB, CS	MORGAN
STANLEY